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                                                                      Exhibit 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                      AS RESTATED
                                                                     --------------------------------------------
                                                           2005        2004        2003        2002        2001
                                                         --------    --------    --------    --------    --------
Income before Taxes & Cumulative Effect of Change
   In Accounting Principle                               $110,594    $ 96,652    $ 39,773    $ 33,190    $ 65,174
Plus: Fixed Charges
   Interest expense
      Deposits                                            122,212      60,279      56,030      84,408     127,566
      Other                                                90,371      80,483      76,582      95,340     142,097
                                                         --------    --------    --------    --------    --------
      Total                                               212,583     140,762     132,612     179,748     269,663
   Rent Expense                                             2,309       1,956       1,819       1,845       1,854
                                                         --------    --------    --------    --------    --------
Total Fixed Charges                                       214,892     142,718     134,431     181,593     271,517

Earnings                                                 $325,486    $239,370    $174,204    $214,783    $336,691

Ratio of Earnings to fixed charges
   Including interest on deposits                            1.51 x      1.68 x      1.30 x      1.18 x      1.24 x
   Excluding interest on deposits                            3.51 x      2.90 x      2.22 x      2.21 x      2.34 x

   Dividend on P/S                                             --          --       7,063       5,070       5,067
   Fixed charges                                          214,892     142,718     141,494     186,663     276,584

Earnings to fixed charges and preferred stock dividend
   Including interest on deposits                            1.51 x      1.68 x      1.23 x      1.15 x      1.22 x
   Excluding interest on deposits                            3.51 x      2.90 x      2.04 x      2.10 x      2.26 x
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